Exhibit 14.2

INDEPENDENT AUDITORS’ CONSENT

          We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-84476), form S-8(333-60704), Form S-8(333-49982) and Form S-8(333-113139) pertaining to the Employee Share Option Plans of Camtek Ltd. of our report dated April 22, 2005 with respect to the consolidated financial statements of Camtek Ltd. as of December 31, 2004 and for the year then ended, included in its annual report on Form 20-F for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Brightman Almagor & Co.	/s/ Goldstein Sabo Tevet

Brightman Almagor & Co.	Goldstein Sabo Tevet
Certified Public Accountants	Certified Public Accountants (Isr.)
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
June 30, 2004